EXHIBIT 10.1

JAKKS Pacific Announces Court Ruling Requiring Parties to Provide Notice to Shareholders of Proposed Settlement of Derivative Action and Setting of Hearing Date

SANTA MONICA, CA, August 25, 2015 — JAKKS Pacific, Inc. (NASDAQ: JAKK), today announced that the United States District Court for the Central District of California has authorized notice to be given to JAKKS’ shareholders of the Court’s preliminary approval of the previously disclosed settlement of Vladimir Gusinsky Living Trust v. Stephen Berman, et al. (f/k/a Advanced Advisors G. P. v. Stephen Berman, et al.) Case No. 2-14-cv-01420-JAK (SSx), a consolidated shareholder derivative action. The proposed settlement is subject to final Court approval, and the Court has set a final approval hearing for November 2, 2015, at 8:30 a.m. PT, in the courtroom of the Honorable John A. Kronstadt, United States District Judge. At the November 2, 2015 hearing, the Court will also hear a request from plaintiff’s counsel for an award of attorneys’ fees and expenses.

The notice of the proposed settlement (the “Notice”) is attached as Exhibit “I” to this press release, and the terms of the proposed settlement of the Derivative Action (the "Settlement") are set forth in the Stipulation of Settlement dated as of March 23, 2015 (the "Stipulation"), a copy of which is annexed as Exhibit “A” to the Notice.

As required by the Court's Order, JAKKS is filing today with the Securities and Exchange Commission a Current Report on Form 8-K that provides shareholders with a copy of this press release, the Notice and the Stipulation. The Notice also contains important information regarding the rights of shareholders with respect to this proposed Settlement. We encourage shareholders to read the Notice and the Stipulation in their entirety.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc., is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses.  JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, Impulse Toys and Pet Products sold under various proprietary brands including JAKKS Pacific®, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!®, Tollytots®, Disguise®, Moose Mountain® and Maui®. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, DC Comics and Saban’s Power Rangers®. DreamPlay Toys, LLC is a joint venture between JAKKS Pacific, Inc. and NantWorks LLC to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD recognition technology. www.jakks.com

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CONTACT:

Sara Rosales Montalvo	Joel Bennett
424/268-9363	424/268-9450